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                                                                   Exhibit 4.1


                           STRATEGIC DIAGNOSTICS INC.

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,

                          PREFERENCES AND RIGHTS OF THE

                      SERIES C CONVERTIBLE PREFERRED STOCK,

                            PAR VALUE $.01 PER SHARE

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         The following resolution was duly adopted by the Board of Directors of Strategic Diagnostics Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on April 24, 2001, at a meeting of the Board of Directors:

         WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, as amended to the date hereof (the "Certificate of Incorporation"), to provide by resolution or resolutions for the issuance of shares of Preferred Stock, par value $.01 per share, of the Corporation, in one or more series with such voting powers, full or limited, or without voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Certificate of Incorporation, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series.

         Unless otherwise defined in this Certificate of Powers, Designations, Preferences and Rights of the Series C Convertible Preferred Stock, par value $.01 per share (the "Certificate of Designations"), capitalized terms used in this Certificate of Designations shall have the respective meanings ascribed to them in the Certificate of Incorporation.

         NOW, THEREFORE, BE IT:

         RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the General Corporation Law of the State of Delaware and the provisions of the Certificate of Incorporation, a series of preferred stock of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:
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              1.   Number of Shares. The series of Preferred Stock designated and known as "Series C Convertible Preferred Stock" shall consist of 700,000 shares.

              2. Rank. The Series C Convertible Preferred Stock shall, with respect to distributions of assets and rights upon the liquidation, dissolution or winding up of the Corporation (a "Liquidation"), rank (a) pari passu with the Series A and Series B Convertible Preferred Stock and (b) senior to the Common Stock and to all other series of Preferred Stock (other than the Series A and Series B Convertible Preferred Stock).

              3. Voting. Except as otherwise may be provided by law, the Series C Convertible Preferred Stock will have the same voting rights as the Common Stock and shall vote together as a single class on all actions to be taken by the stockholders of the Corporation with all other classes and series of stock of the Corporation having general voting power and not counted separately as a class. Each share of Series C Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the nearest whole number of shares of Common Stock into which each share of Series C Convertible Preferred Stock is convertible at the record date for determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of Series C Convertible Preferred Stock shall receive notice of all stockholder meetings and solicitations of written consent from stockholders.

              4. Dividends. The holders of Series C Convertible Preferred Stock shall be entitled to cumulative dividends of $0.30 per share per annum (adjustable in accordance with subparagrahs 6D, 6E, and 6F), payable in cash out of the earned surplus of the Corporation on the first days of February, April, August and November in each year before any dividends shall paid or set apart upon the Common Stock or any other series of Preferred Stock. The right to such dividends on the Series C Convertible Preferred Stock shall be cumulative, and the right to receive such dividends shall accrue to the holders of the Series C Convertible Preferred Stock by reason of the fact that such dividends are not declared or paid when otherwise due. No dividends shall be paid on any share of Common Stock (other than those that comply with subparagraph 6E) or any share of any series of Preferred Stock other than the Series C Convertible Preferred Stock during any fiscal year of the Corporation until dividends in the total amount accrued on and owed to the Series C Convertible Preferred Stock shall have been paid or declared and set apart during that fiscal year and any prior year in which such dividends accumulated but remain unpaid.

              5. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series C Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series C Convertible Preferred Stock, to be paid an amount equal to $6.00 per share of Series C Convertible Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (such amount payable with respect to one share of Series C Convertible Preferred Stock sometimes shall be referred to as the "Liquidation Payment"). The aggregate amount payable to the holders of Series C Preferred Stock pursuant to this paragraph 5 is referred to herein as the "Liquidation Preference". Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series C Convertible Preferred Stock shall have been paid the full Liquidation Preference, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series C Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payment and the place where said Liquidation Payment shall be payable, shall be given by mail, postage prepaid, or by telex to non-U.S. residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Series C Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

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              6.   Conversions. The holders of shares of Series C Convertible
Preferred Stock shall have the following conversion rights:

                   6A. Right to Convert. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Series C Convertible Preferred Stock shall have the right, at its option at any time, to convert each such share of Series C Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the Liquidation Payment) into [an equal number of fully paid and nonassessable shares of Common Stock][____ fully paid and nonassessable shares of Common Stock], subject to adjustment as provided in subparagraphs 6D and 6E. Shares of Series C Convertible Preferred Stock may only be converted in lots of at least 5,000 shares of Series C Convertible Preferred Stock (unless a holder holds fewer than 5,000 such shares, in which case, if that holder elects to convert shares of Series C Convertible Preferred Stock, that holder must convert all of such shares in a single lot). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series C Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                   6B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Series C Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series C Convertible Preferred Stock as such shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

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                   6C.  Fractional Shares; Dividends; Partial Conversion. No
fractional shares shall be issued upon conversion of Series C Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends accrued and unpaid on the shares of Series C Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B. In case the number of shares of Series C Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series C Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series C Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

                   6D. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock issuable upon conversion of each share of Series C Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of each share of Series C Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                   6E. Adjustments for Other Distributions. If the Corporation at any time or from time to time makes, or files a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities or assets of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series C Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the securities or assets of the Corporation that they would have received had their shares of Series C Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as stated in this paragraph during such period, subject to all other adjustments called for during such period under this Paragraph 6 with respect to the rights of the holders of Series C Convertible Preferred Stock.

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                   6F.  Reorganization or Reclassification. If any capital
reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series C Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series C Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                   6G. No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation, by filing any future certificate of designation or through any reorganization, transfers of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in carrying out all of the terms and provisions of this
Section 6 and in the taking of all of such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Convertible Preferred Stock against impairment.

                   6H.  Certain Notices. In case at any time:

                        (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                        (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                        (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                        (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

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then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by telex to non U.S. residents, addressed to each holder of any shares of Series C Convertible Preferred Stock at the address of such holder as shown on the books of the corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                   6I. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series C Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Convertible Preferred Stock. The Corporation covenants that, assuming the receipt by the Corporation of the consideration therefor, all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable.

                   6J. No Reissuance of Series C Convertible Preferred Stock. Shares of Series C Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall be canceled and shall not be reissued.

                   6K. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series C Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series C Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                   6L. Mandatory Conversion. If at any time the closing share price of Common Stock listed on the NASDAQ National Market System equals or exceeds $6.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock, for a period of twenty (20) consecutive trading days (as determined by the closing trading price for such twenty (20) day period), then each outstanding share of Series C Convertible Preferred Stock shall automatically convert into such number of shares of Common Stock into which such share of Series C Convertible Preferred may then be converted in accordance with the terms hereof.

              7. Redemption. The shares of Series C Convertible Preferred Stock shall be redeemed as follows:

                   7A.  Redemption at Corporation's Option. Upon at least sixty
(60) days' prior written notice, the Corporation may redeem effective at any time on or after 5th Anniversary of the date on which shares of Series C Convertible Preferred Stock was first issued, from each holder of shares of Series C Convertible Preferred Stock all or any portion of the shares of Series C Convertible Preferred Stock held by such holder.

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                   7B.  Redemption Price and Payment. The Series C Convertible
Preferred Stock to be redeemed pursuant to subparagraph 7A shall be redeemed by paying for each share in cash an amount equal to the Liquidation Payment, such amount also being referred to as the "Redemption Price". Such payment shall be made in full to the holders entitled thereto.

                   7C. Redemption Mechanics. At sixty (60) days prior to the date of any redemption (the "Redemption Date"), written notice (the "Redemption Notice") shall be given by the Corporation by mail, postage prepaid, or by telex to non-U.S. residents for which telex instructions shall have been provided to the Corporation for such purpose, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series C Convertible Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, the Redemption Date and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. The holder shall continue to have the conversion rights set forth in subparagraph 6A prior to the Redemption Date. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price or unless such shares of Series C Convertible Preferred Stock have been submitted for conversion before the Redemption Date in accordance with the provisions of subparagraph 6A hereof, all rights of holders of shares of Series C Convertible Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series C Convertible Preferred Stock on the Redemption Date are insufficient to redeem the total number of outstanding shares of Series C Convertible Preferred Stock, then the holders of shares of Series C Convertible Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. The shares of Series C Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein for the Series C Convertible Preferred Stock, including the right to receive cumulative dividends and the conversion right. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series C Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.



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                   7D.  Redeemed or Otherwise Acquired Shares to be Retired. Any
shares of Series C Convertible Preferred Stock redeemed pursuant to this paragraph 7 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series C Convertible Preferred Stock.

         IN WITNESS WHEREOF, Strategic Diagnostics Inc. has caused this certificate to be duly executed this 27th day of September, 2001.

                                              STRATEGIC DIAGNOSTICS INC.


                                              By: /S/
                                                  ----------------------------
                                              Print Name: Richard C. Birkmeyer
                                              Title: President & CEO



























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